EXHIBIT 10.1

CYBERONICS, INC. 2009 STOCK PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in CYBERONICS, INC. 2009 STOCK PLAN (the “Plan”) shall have the same defined meanings in this Option Agreement.

I.           NOTICE OF STOCK OPTION GRANT

[Name] (“Optionee”)

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Granted	#

Type of Grant:	Nonstatutory Stock Option

Expiration Date:	Tenth Anniversary of Date of Grant

Vesting Schedule:
Twenty-five percent (25%) of the Shares subject to the Option shall vest each of the first four anniversaries of the Date of Grant, subject to the Optionee continuing to be a Service Provider on such dates, until the Option is fully vested.

Termination Period:
To the extent vested on Optionee’s termination of service, this Option may be exercised for ninety (90) days after Optionee ceases to be a Service Provider and shall then terminate.  Upon the death or Disability of the Optionee while a Service Provider, this Option shall be fully vested and may be exercised during the one-year after Optionee ceases to be a Service Provider and shall then terminate on the first anniversary of such termination of service.  However, in no event may this Option be exercised after the Expiration Date as provided above.

II.           AGREEMENT

1.           Grant of Option.  The Plan’s Administrator hereby grants to the Optionee an option (the "Option") to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of the Plan, which is incorporated herein by reference.  The Optionee agrees that this Option grant shall be subject to all the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code.  However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option ("NSO").

2.           Exercise of Option.

(a)           Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(b)           Method of Exercise.  This Option is exercisable by contacting Bank of America Merrill Lynch (“ML”) or by logging into Optionee’s ML account and completing the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by ML to complete exercise request.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws.  Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

3.           Settlement of Exercise.  Upon settlement of the transaction, ML will calculate taxes owed based on market price, exercise price, and tax information loaded into the ML system, and remit proceeds from the exercise to Optionee.

4.           Nontransferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or a qualified domestic relations order and may be exercised during the lifetime of Optionee only by the Optionee.  The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5.           Term of Option.  This Option may be exercised only within the term set out in the Notice of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6.           Notice of Disqualifying Disposition of ISO Shares.  If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the Date of Grant, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition.  The Optionee agrees that he or she may be subject to tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares.

7.           Service Relationship.  For purposes of this Agreement, the Optionee shall be considered to be in the service of the Company as long as the Optionee remains an Employee, Consultant or Director (as those terms are defined in the Plan).  Nothing in the adoption of the Plan, or the grant of the Options thereunder pursuant to this Agreement, shall confer upon the Optionee the right to continued service with the Company or affect in any way the right of the Company to terminate such relationship at any time.  Unless otherwise provided in a written employment agreement or by Applicable Law, the Optionee’s relationship as an Employee of the Company, if applicable, shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Optionee or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of Optionee’s relationship as a Service Provider, and the cause of such termination, shall be determined by the Administrator, and its determination shall be final.

8.           Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Optionee, such notices or communications shall be effectively delivered if hand delivered to the Optionee at his or her principal place of employment or if sent by registered or certified mail to the Optionee at the Optionee’s last address known to the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

9.           Amendment.  Except as permitted by Section 15 of the Plan, this Agreement may not be modified in any respect except by a written agreement signed by the Optionee and an officer of the Company who is expressly authorized by the Company to execute such document.
10.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Optionee.

11.         Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Optionee has executed this Agreement, all effective as of the Date of Grant.

OPTIONEE	CYBERONICS, INC.

_______________________________________	By:	_________________________________________
David S. Wise, Senior Vice President
& Chief Administrative Officer